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                                                                    Exhibit 99.1

ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC. ACQUIRES INTELEK SPOL. S.R.O.

MIAMI, Sept. 4 /PRNewswire/ -- Advanced Electronic Support Products, Inc. (Nasdaq: AESP AESPW) today announced that it has completed the acquisition of Intelek spol. s.r.o. Founded in 1993, Intelek had 2000 fiscal year revenue of approximately $4.1 million. Intelek is a distributor and manufacturer of networking hardware and wireless networking products with offices in Brno and Prague, Czech Republic.

Slav Stein, the President and Chief Executive Officer of Advanced Electronic Support Products, Inc., commented: "We believe that our acquisition of Intelek continues our European acquisition strategy and efforts to further grow our market share despite the economic slowdown. We also expect that both AESP's worldwide organization and Intelek will benefit from the synergies in our product lines. Our existing operations will benefit from Intelek's technical expertise in wireless technology, which is a main product line in their business, and Intelek will be able to market our Signamax(TM) networking products in the Czech Republic. Additionally, we plan on expanding Intelek's fiber optic cable assembly capabilities."

Mr. Stein continued: "We are pleased to welcome to our organization Intelek's former owner, Mr. Ivo Kravacek, who will continue with Intelek in the role of Chief Executive. Mr. Kravacek will also spearhead our efforts to expand our business into other Central European countries such as Poland, Hungary, and Slovakia."

Advanced Electronic Support Products, Inc. designs, manufactures, markets and distributes network connectivity products under the brand name Signamax(TM) Connectivity Systems as well as customized solutions for original equipment manufacturers worldwide. The Company offers a complete line of active networking and premise cabling products for copper and fiber optic based networks, as well as computer connectivity products.

Signamax is a trademark of Advanced Electronic Support Products, Inc. in the United States and/or other countries.

Safe Harbor Disclosure under the 1995 Securities Litigation Reform Act.
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This news release contains forward-looking statements, which involve risks and uncertainties. The Company's actual future results could differ materially from the results anticipated herein. For information regarding factors that could impact the Company's future performance, see the Company's future filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-KSB for 2000.

SOURCE: Advanced Electronic Support Products, Inc.